EXHIBIT 99.1

                               HICKS MUSE

                                   Contacts:   Roy Winnick or Mark Semer
                                               Kekst and Company
                                               212-521-4842 or 4802


           OMNIAMERICA AND SPECIALTY TELECONSTRUCTORS COMPLETE
              $575 MILLION MERGER FORMING NATION'S LEADING
                 FULL-SERVICE TRANSMISSION TOWER COMPANY

WEST PALM BEACH, Florida, April 24, 1998 -- OmniAmerica Holdings Corporation and Specialty Teleconstructors, Inc. (Nasdaq: SCTR) today announced that they have completed their previously announced stock-for-stock merger, forming a full-service turnkey provider of transmission tower-related services and site leasing. As a result, OmniAmerica will become a wholly-owned subsidiary of Specialty Teleconstructors. Based on Specialty Teleconstructors' Nasdaq closing price of $38.50 on Thursday, April 23, 1998, the transaction has an indicated value of approximately $575 million on a fully diluted basis.

Under final terms of the transaction, OmniAmerica's ownership group will receive
6.75 million newly issued shares of Specialty Teleconstructors in exchange for 100% of OmniAmerica's capital stock. OmniAmerica's ownership group is now the largest stockholder of the combined company, with an ownership interest of approximately 45 percent. OmniAmerica, formed in September 1997 by Carl E. Hirsch and Anthony S. Ocepek in partnership with Hicks, Muse, Tate & Furst Incorporated, was privately held.

The resulting company will continue to be a publicly traded, Nasdaq-listed company and will initially be known as Specialty Teleconstructors, Inc. (Nasdaq:
SCTR). It is contemplated that the company will be renamed OmniAmerica and that it will change its ticker symbol to "XMIT" as soon as shareholder approval can be obtained.

The combined company will be headquartered in West Palm Beach, Florida. Its management team will be headed by Carl E. Hirsch, President and Chief Executive Officer, who held the same positions with OmniAmerica; Michael R. Budagher, Chief Operating Officer and Vice Chairman, who was Specialty Teleconstructors' Chairman, President and Chief Executive Officer; and Anthony S. Ocepek, Senior Vice President and Chief Financial Officer, who was Senior Vice President and



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Chief Operating  Officer of  OmniAmerica.  Jack D. Furst, a Partner and Managing
Director of Hicks, Muse, will serve as the new company's non-executive Chairman.

Since its formation in 1989, Hicks, Muse, Tate & Furst Incorporated has completed or currently has pending more than 200 acquisitions with a total capital value of approximately $28 billion. Headquartered in Dallas, the firm also has offices in New York, St. Louis, Mexico City, Buenos Aires and London.

The combined enterprise formed by the merger of OmniAmerica and Specialty Teleconstructors is the nation's leading full-service transmission tower company. The company owns and manages transmission towers for radio and television broadcasting, paging, cellular, PCS and other wireless technologies; provides wireless infrastructure building and implementation services primarily for providers of wireless communication services in the United States; and manufactures and sells wireless infrastructure components used in the construction and maintenance of wireless communication transmitting and receiving facilities. Additionally, the company's relationship with Hicks Muse strategically affiliates it with companies that own hundreds of radio and television stations throughout the United States, including Chancellor Media Corporation, Capstar Broadcasting Partners, Sunrise Television, LIN Television, and a partnership with NBC.




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